SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                              Commission Only
                                              (As Permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           EUROWEB INTERNATIONAL CORP.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


      (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________

      (2) Aggregate number of securities to which transaction applies:
________________________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________

      (4) Proposed maximum aggregate value of transaction:
________________________________________________________________________________

      (5) Total fee paid:
________________________________________________________________________________


[_] Fee paid previously with preliminary materials.
________________________________________________________________________________

[_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:
________________________________________________________________________________

      (2) Form, Schedule or Registration Statement No.:
________________________________________________________________________________

      (3) Filing Party:
________________________________________________________________________________

      (4) Date Filed:
________________________________________________________________________________

                           EUROWEB INTERNATIONAL CORP.
                       1138 Budapest, Vaci ut 141. Hungary
                              (Tel) +36-1 889 7101
                              (Fax) +36-1 889 7128

        SUPPLEMENTAL PROXY INFORMATION OF EUROWEB INTERNATIONAL CORP. FOR
                       THE SPECIAL MEETING ON MAY 15, 2006


This supplemental proxy material supplements, and should be read in conjunction with, the Notice of Meeting and Proxy Statement dated April 24, 2006 previously provided by Euroweb International Corp. (the "Company") for use at its special meeting at 10:00 a.m. (local time) on May 15, 2006 at the offices of Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, New York 10018.

On April 26, 2006, a lawsuit was filed in Delaware Court of Chancery by a stockholder of the Company against the Company, each of its directors, and CORCYRA d.o.o. ("CORCYRA"), a stockholder of the Company that beneficially owns 39.81% of the Company's outstanding common stock. The Complaint is entitled Laurence Paskowitz v. Csaba Toro et al., C.A. No. 2110-N and is brought individually and as a class action on behalf of certain of the Company's common stockholders excluding defendants and their affiliates. The plaintiff alleges the proposed sale of 100% of the Company's interest in the Company's two Internet and telecom related operating subsidiaries (the "Subsidiaries") constitutes a sale of substantially all of the Company's assets and requires approval by a majority of the voting power of the Company's outstanding common stock under Section 271 of the Delaware General Corporation Law. The plaintiff also alleges the defendants breached their fiduciary duties in connection with the sale of the subsidiaries and the disclosures contained in the proxy statement filed on April 24, 2006. The plaintiff has applied for a temporary restraining order seeking to enjoin the special meeting on May 15, 2006.

On April 28, 2006, the parties to the litigation entered into a Memorandum of Understanding providing for, subject to confirmatory discovery by plaintiff, the negotiation of a formal stipulation of a settlement of the litigation. Pursuant to the proposed settlement, the Board of Directors has determined to (i) increase the vote required to approve the sale of 100% of the Company's interest in the Subsidiaries, (ii) revise the disclosure within the proxy statement to state that the bonus of up to US $400,000, which the Compensation Committee of the Company had the option to pay to select members of management as the Board of Directors had previously elected to terminate the ability to pay such bonus and (iii) provide supplemental disclosure as contained in this Supplemental Proxy Statement. The settlement will provide for dismissal of the litigation with prejudice and is subject to Court approval.

o Management of the Company believes it is necessary to increase the vote requirement needed to approve the sale of the Subsidiaries. As initially drafted, the Company's Proxy Statement provided that the approval of the sale of 100% of the Company's interest in the Subsidiaries as contemplated in the Share Purchase Agreement (the "Agreement") entered by and between Invitel Tavkozlesi Szolgaltato Rt., a Hungarian joint stock company ("Invitel") and the Company will require an affirmative vote of the majority of the votes cast in person or by proxy, provided that a quorum is present at the special meeting. In the interest of allowing each of the shareholders an opportunity to be heard on the sale of the Subsidiaries, the Company has elected to revise the vote requirement to provide that approval of the sale of the Subsidiaries will require an affirmative vote of the majority of the outstanding shares of common stock of the Company.

o Management of the Company believes it is necessary to remove disclosure regarding the Compensation Committee's ability to grant a bonus of up to $400,000. As initially drafted, the Company's proxy statement provided that upon closing on the sale of the Subsidiaries for US $30,000,000 to Invitel, a bonus of up to US $400,000 may be paid by the Compensation Committee to select members of management. Subsequent to the mailing of the Proxy Statement, the Board of Directors determined that it will not award this bonus and has terminated the Compensation Committee's ability to pay such bonus.

o Management of the Company believes it is necessary to clarify language relating to the Company's strategy for identifying and developing companies within emerging industries for the purpose of consolidation and sale if favorable market conditions exist. To clarify, in 1997, the Company shifted its focus upon the Internet service related business in Central and Eastern Europe, which was implemented with the acquisition of various assets in Hungary, Czech Republic, Slovakia and Romania. In 2002, the Company revised this approach where it commenced looking at various businesses across industries that included merging with companies, the disposition of its operating units, a sale of a significant amount of its assets or any combination of these items. The Company then instituted this program in 2004 and 2005 with the disposition of its assets in the Czech Republic and Slovakia. The Board of Directors believes that the sale of the Subsidiaries is the culmination of the strategy that was first implemented in 1997, revised in 2002, and then further deployed commencing in 2004. This strategy was not influenced by CORCYRA or any other shareholder of the Company and was an independent decision taken by the Board of Directors of the Company.

o The Board of Directors believes it is necessary to clarify language relating to its belief that the purchase price being paid for the Subsidiaries is fair and reasonable under the circumstances and in the current economic climate. In determining the value of the Subsidiaries, the Company received a fairness opinion from Neville Weitzman Consultants Limited ("NWC"), which we believe supported the purchase price of $30,000,000 for the Subsidiaries and opined that the fair market value of the Subsidiaries was approximately $22,000,000 as of December 2005. The Company was introduced to NWC through Cukierman & Co. Ltd. ("Cukierman"), the Company's investment banking advisors. Upon reviewing NWC's qualifications including its work product and its work experience including that of its principal who is a certified public accountant registered in the United Kingdom, the Board of Directors elected to engage NWC to provide a fairness opinion with respect to the value of the Subsidiaries. The Company agreed to pay NWC EUR 13,500 in connection with this matter. During the last two years, outside of the Company retaining NWC in connection with the fairness opinion, no other relationship exists or has existed between NWC and the Company.

      NWC defines fair market value as the amount at which the Subsidiaries would fairly change hands between a willing seller and a willing buyer. In forming their opinion, NWC considered projections provided by management from 2006 to 2008 and the analysis of future cash flows from operations that are discounted by the risk adjusted cost of capital, which reflects the risk of the operating cash flows. Specifically, the projections provided by management, as set forth below, included the EBITDA for 2006 through 2008 for each of the Subsidiaries.

------------------------------ --------------------------- --------------------------- ---------------------------
                               2006                        2007                        2008
------------------------------ --------------------------- --------------------------- ---------------------------
Hungary EBITDA                 $3,514,000                  $3,889,000                  $4,021,000
------------------------------ --------------------------- --------------------------- ---------------------------
Romania EBITDA                 $3,612,000                  $4,588,000                  $4,954,000
------------------------------ --------------------------- --------------------------- ---------------------------
Combined EBITDA                $7,126,000                  $8,477,000                  $8,975,000
------------------------------ --------------------------- --------------------------- ---------------------------
Free Cash Flow                 $   848,000                 $2,477,000                  $3,375,000
------------------------------ --------------------------- --------------------------- ---------------------------

      The discount rate of 15% employed by NWC is the average cost of capital, which reflects, in addition to the time value of money, the risk in achieving the net cash flow during the projection period. NWC has no relationship with CORCYRA or any member of the Board of Directors. A copy of the fairness opinion will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative that has been so designated in writing. A copy of the fairness opinion will be transmitted by the Company to any interested security holder of the Company or representative that has been so designated in writing upon written request to Euroweb International Corp., 1138 Budapest, Vaci ut 141. Hungary, Attention: K. Hollo, and at the expense of the requesting security holder.

      Further, the purchase price of $30,000,000 exceeded the purchase price previously offered on December 8, 2005, which was contingent upon financing, by an international telecommunications company in the amount of EUR 25,000,000 (based upon the conversion rate as of December 8, 2005 of 1.1830, which would translate to $29,575,000). Given that this offer was contingent upon obtaining financing, which financing could not be assured, the Board of Directors opted to reject this offer and instead chose the Invitel offer. Cukierman, the Company's investment banking advisors, have advised the Company on this transaction and have no relationship with CORCYRA or any member of the Board of Directors. It should be noted, on December 2, 2004, Cukierman sent a letter to CORCYRA pursuant to which it outlined a future strategic plan for the Company. Such letter was attached as Exhibit 4 to CORCYRA's Schedule 13D that was filed with the Securities and Exchange Commission on February 8, 2005.